Exhibit 99.2
For Release: Monday, March 9, 2015, 7:30 a.m. EDT
GM and Investment Group Announce Agreement

DETROIT - General Motors Co. (NYSE: GM) and an investment group led by Harry Wilson jointly announced that, in conjunction with GM’s disciplined capital allocation framework announced today, Wilson has agreed to withdraw his nomination to stand for election to the Board of Directors at the company’s 2015 annual meeting and to withdraw his shareholder proposal.

GM CEO Mary Barra said: “GM is moving ahead with its comprehensive capital allocation framework, and constructive dialogue with our shareholders has helped ensure that we are addressing these key initiatives with the appropriate level of clarity and transparency. We will continue to be engaged with all of our shareholders and to be responsible stewards of our owners’ capital.”

Wilson said: “Today’s announcement by General Motors represents the culmination of a constructive dialogue between our investor group, senior management and the Board. As a result of this dialogue, we have arrived at a win-win outcome that includes a thoughtful approach to critical capital allocation issues and other important measures to increase long-term shareholder value. We thank Mary Barra, senior management and the Board for their engagement and focus on these important issues and for working toward a mutually successful outcome.”

General Motors Co. (NYSE:GM, TSX: GMM) and its partners produce vehicles in 30 countries, and the company has leadership positions in the world's largest and fastest-growing automotive markets. GM, its subsidiaries and joint venture entities sell vehicles under the Chevrolet, Cadillac, Baojun, Buick, GMC, Holden, Jiefang, Opel, Vauxhall and Wuling brands. More information on the company and its subsidiaries, including OnStar, a global leader in vehicle safety, security and information services, can be found at http://www.gm.com

###

CONTACTS:

General Motors	Harry Wilson
Dave Roman	Elliott Sloane
GM Communications	Sloane & Company
313-498-1735	212-446-1860
dave.roman@gm.com	esloane@sloanepr.com

Forward-Looking Statements
In this press release and in related comments by our management, our use of the words ”plans,” “strategy,” “expect,” “achieve,” “anticipate,” “possible,” “potential,” “target,” “believe,” “commit,” “intend,” “continue,” “may,” “would,” “could,” “should,” “project,” “appears,” “potential,” “projected,” “upside,” “positioned,” “outlook” or similar expressions is intended to identify forward-looking statements that represent our current judgment about possible future events. We believe these judgments are reasonable, but these statements are not guarantees of any events or financial results, and our actual results may differ materially due to a variety of important factors. Among other items, such factors may include: our ability to realize production efficiencies and to achieve reductions in costs as a result of our restructuring initiatives and labor modifications; our ability to maintain quality control over our vehicles and avoid material vehicle recalls and the cost and effect on our reputation of product recalls; our ability to maintain adequate financing sources, including as required to fund our planned significant investment in new technology; the ability of our suppliers to timely deliver parts, components and systems; our ability to realize successful vehicle applications of new technology; overall strength and stability of our markets, particularly outside of North America and China; costs and risks associated with litigation and government investigations including those related to our recent recalls; and our ability to continue to attract new customers, particularly for our new products. GM's most recent annual report on Form 10-K provides information about these and other factors, which we may revise or supplement in future reports to the SEC.

Important Additional Information
GM intends to file a proxy statement with the SEC in connection with the solicitation of proxies for GM’s 2015 Annual Meeting of Shareholders (the "Proxy Statement"). GM, its directors and certain of its executive officers will be participants in the solicitation of proxies from shareholders in respect of the 2015 Annual Meeting. Information regarding the names of GM’s directors and executive officers and their respective interests in GM by security holdings or otherwise is set forth in GM’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with the SEC on February 4, 2015 and GM’s proxy statement for the 2014 Annual Meeting of Shareholders, filed with the SEC on April 25, 2014 and the Form 8-K filed with the SEC on February 5, 2015. To the extent holdings of such participants in GM’s securities have changed since the amounts described in the 2014 proxy statement, such changes have been reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC. Details concerning the nominees of GM’s Board of Directors for election at the 2015 Annual Meeting will be included in the Proxy Statement. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SHAREHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE COMPANY'S DEFINITIVE PROXY STATEMENT AND ANY SUPPLEMENTS THERETO BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and shareholders will be able to obtain a copy of the definitive proxy statement and other documents filed by GM free of charge from the SEC's website, http://www.sec.gov. GM’s shareholders will also be able to obtain, without charge, a copy of the definitive Proxy Statement and other relevant filed documents by directing a request by mail to GM Stockholder Services at General Motors Company, Mail Code 482-C25-A36, 300 Renaissance Center, P.O. Box 300, Detroit, Michigan 48265-3000 or at stockholder.services@gm.com or from the investor relations section of GM’s website, http://www.gm.com/investor.